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Exhibit 99.1

ACACIA
RESEARCH
CORPORATION                                              CONTACTS: Rob Stewart
                                                         Investor Relations
FOR RELEASE                                              Tel (949) 480-8300
-----------                                              Fax (949) 480-8301
December 16, 2004                                        Email: rs@acaciares.com
                                                                ----------------


                   ACACIA TECHNOLOGIES PLANS TO ACQUIRE RIGHTS
                           TO 27 NEW PATENT PORTFOLIOS

                     ACQUISITION WOULD SIGNIFICANTLY EXPAND
                     --------------------------------------
                REVENUE GENERATING OPPORTUNITIES FROM 121 PATENTS
                -------------------------------------------------

         Newport Beach, CA. - (BUSINESS WIRE) December 16, 2004 - Acacia Research Corporation (Nasdaq: ACTG: CBMX) announced today that it has signed a binding Letter of Intent to acquire the assets of Global Patent Holdings, LLC, a privately held patent holding company based in Northbrook, Illinois, which owns 11 patent licensing companies including TechSearch, LLC (www.techsearch-llc.com). The acquisition would give the Acacia Technologies Group control of companies with 27 patent portfolios, which include 121 U.S. patents and certain foreign counterparts, and cover technologies used in a wide variety of industries. Eleven of the patent portfolios have been partially licensed and have generated over $40 million in non-recurring, gross licensing revenues to date.

         The total cost of the transaction is expected to be $5 million in cash and approximately 3.9 million shares of Acacia Research--Acacia Technologies stock, at closing, and an additional $2 million in cash to be paid over two years. The transaction is expected to close within 45 days, pending completion of final due diligence by Acacia.

         "This acquisition would significantly expand and widely diversify our revenue generating opportunities and would accelerate the execution of our business strategy of acquiring, developing and licensing patented technologies by 2 to 3 years," said Paul Ryan, Chairman & CEO of Acacia.

         "We look forward to working closely with Anthony O. Brown, Global's CEO, and his team including inventors of these patented technologies and the leading law firms that Tony has assembled. Acacia's licensing, engineering and legal teams would further enhance and optimize the revenue potential of these patent portfolios. We will continue to acquire additional portfolios, as Acacia moves toward its goal of becoming the leading technology licensing company," concluded Mr. Ryan.

         The new patents relate to certain aspects of various technologies or products, including:

         o        Broadcast Equipment
         o        Broadcasting and Data Transmission
         o        Cache Coherency
         o        Credit Card Receipt Processing
         o        Data File Synchronization
         o        Datamatrix Bar Codes
         o        Dynamic Manufacturing Models
         o        Encryption and Product Activation

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         o        Hand Held Endoscopes
         o        Image Resolution or Enhancement
         o        Interactive Simulation Systems
         o        Interstitial Internet Advertising
         o        Peer to Peer Network Communications
         o        Programs for Resource Scheduling/Displaying Interrelated
                  Tables
         o        Spreadsheet Programs
         o        Video Noise Reduction and Audio/Video Synchronization


Acacia is currently licensing its Digital Media Transmission (DMT(R)) technology and has entered into 277 DMT(R) licensing agreements, including 95 cable TV licenses, 178 licenses for online entertainment, movies, news, sports, e-learning and corporate websites and licenses with companies that provide over 90% of video-on-demand TV entertainment to the hotel industry in the United States. Acacia has also recently launched the licensing program for its Internet Access Redirection ("IAR") technology covering redirected Internet registrations commonly used at wireless hotpots.


ABOUT ACACIA RESEARCH CORPORATION

Acacia Research Corporation comprises two operating groups, Acacia Technologies group and CombiMatrix group.

The Acacia Technologies group develops, acquires, and licenses patented technologies. Acacia's DMT(R) technology, which is supported by 5 U.S. and 31 foreign patents, relates to audio and audio/video transmission and receiving systems commonly known as audio-on-demand, video-on-demand, and audio/video streaming, and is used for distributing digital content via several means including Internet, cable, satellite and wireless systems. Acacia's Internet Access Redirection ("IAR") technology covers redirected Internet registrations commonly used at wireless hotspots and hotels.

The CombiMatrix group is developing a platform technology to rapidly produce customizable active biochips, which are semiconductor-based tools for use in identifying and determining the roles of genes, gene mutations and proteins. CombiMatrix's technology has a wide range of applications including DNA synthesis/diagnostics, drug discovery, and immunochemical detection. CombiMatrix's Express Track(sm) drug discovery program is a systems biology approach, using its technology, to target common viral diseases with siRNA compounds.

Acacia Research-Acacia Technologies (Nasdaq: ACTG) and Acacia
Research-CombiMatrix (Nasdaq: CBMX) are both classes of common stock issued by Acacia Research Corporation and are intended to reflect the performance of the respective operating groups and are not issued by the operating groups.

INFORMATION ABOUT THE ACACIA TECHNOLOGIES GROUP AND THE COMBIMATRIX GROUP IS AVAILABLE AT www.acaciaresearch.com.
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.